Exhibit 99.1
DigitalOcean Announces Second Quarter 2025 Financial Results
•Q2 2025 Revenue of $219 million, up 14% year-over-year; Raised full year revenue guidance to $888 to $892 million
•Q2 2025 Net Income was $37 million, up 93% year-over-year, at 17% margin and Adjusted EBITDA was $89 million, up 10% year-over-year, at 41% margin; Raised full year Adjusted EBITDA margin guidance to 39% to 40%
•Q2 2025 Incremental ARR of $32 million, the highest incremental ARR since Q4 of 2022
BROOMFIELD, Colo., August 5, 2025 – DigitalOcean Holdings, Inc. (NYSE: DOCN), the simplest scalable cloud for digital native enterprises, today announced results for its second quarter ended June 30, 2025.
“We delivered another quarter of solid performance across both AI and core cloud. Total revenue grew 14% year-over-year, we achieved the highest incremental ARR since Q4 of 2022, and we more than doubled our AI/ML revenue year-over-year.” said Paddy Srinivasan, CEO of DigitalOcean. “Our strategic focus on higher spending digital native enterprises and key strategic partners drove Scalers+ revenue up 35% year-over-year, reaching 24% of total revenue. We also continue to effectively balance higher growth and attractive free cash flow margins, which is reflected in our increased guidance on both full year revenue and profitability metrics.”
Second Quarter 2025 Financial Highlights:
•Revenue was $219 million, an increase of 14% year-over-year.
•Annual Run-Rate Revenue (ARR)(1) ended the quarter at $875 million, an increase of 14% year-over-year.
•Gross profit(2) was $131 million, an increase of 15% year-over-year, and gross profit margin was 60%.
•Net income attributable to common stockholders was $37 million, an increase of 93% year-over-year, and net income margin was 17%.
•Adjusted EBITDA was $89 million, an increase of 10% year-over-year, and adjusted EBITDA margin was 41%.
•Diluted net income per share was $0.39 and non-GAAP diluted net income per share was $0.59.
•Net cash from operating activities was $92 million as compared to $71 million in the second quarter 2024.
•Adjusted free cash flow was $57 million at 26% margin, as compared to $37 million at 19% margin adjusted free cash flow generated in the second quarter 2024.
•Cash and cash equivalents was $388 million as of June 30, 2025.
•Remaining Performance Obligation was $53 million compared to $3 million in the second quarter 2024.
Second Quarter 2025 Operational Highlights:
•The number of Scalers+(1) within our Higher Spend Customers cohort grew 23%, while the revenue from these customers, which now represents 24% of total revenue, grew 35% year-over-year.
•Net Dollar Retention Rate (NDR) increased to 99% from 97% in the second quarter 2024.
•Average Revenue Per Customer (ARPU) was $111.70, an increase of 12% over the second quarter 2024.
•ARPU for our Scalers+ customer category was $30 thousand, an increase of 9% over the second quarter 2024.
•The Company released more than 60 new products and features during the quarter.
•The Company announced a collaboration with AMD that provides DigitalOcean customers with access to AMD Instinct™ GPUs as DigitalOcean GPU Droplets to power their AI workloads. Customers will also have access to the AMD Developer Cloud, a new platform powered by DigitalOcean that is purpose-built for rapid, high-performance AI development.
•The Company announced the General Availability of the DigitalOcean Gradient™ AI Platform, which brings simplicity and scale to digital native enterprises building with AI. The Company’s Gradient AI Platform is a managed AI platform that enables developers to combine their data with foundation models from Anthropic, Meta, Mistral and OpenAI to add customized Generative AI agents to their applications. The Company’s Gradient AI Platform is a fully managed service where customers do not need to manage infrastructure and can deploy Generative AI capabilities in minutes to their applications.
•The Company repurchased 0.7 million shares during the quarter; our cumulative share repurchases since IPO are $1.6 billion and 34.8 million shares through June 30, 2025.
___________________
(1) Beginning in the fourth quarter of 2024, we changed our methodology for calculating customer count and ARR, and changed our customer categories. Prior periods have been recast to reflect the effects of the changes. Refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
(2) Beginning in the fourth quarter of 2024, we reclassified certain costs from sales and marketing and research and development to cost of revenue. Amounts for the three and six months ended June 30, 2024 have been recast to conform with current period presentation. Refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
Financial Outlook:
DigitalOcean is initiating guidance for the third quarter ending September 30, 2025 as follows:
•Total revenue of $226 to $227 million.
•Adjusted EBITDA margin of 39% to 40%.
•Non-GAAP diluted net income per share of $0.45 to $0.50.
•Fully diluted weighted average shares outstanding of approximately 102 to 103 million shares.
For the full year 2025, we expect:
•Total revenue of $888 to $892 million.
•Adjusted EBITDA margin of 39% to 40%.
•Adjusted free cash flow margin in the range of 17% to 19% of revenue.
•Non-GAAP diluted net income per share of $2.05 to $2.10.
•Fully diluted weighted average shares outstanding of approximately 103 to 104 million shares.
A reconciliation of non-GAAP outlook measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. For example, stock-based compensation expense-related charges are impacted by the timing of employee stock transactions, the future fair market value of our common stock, and our future hiring and retention needs, all of which are difficult to predict and subject to constant change. Accordingly, a reconciliation is not available without unreasonable effort and we are unable to assess the probable significance of the unavailable information, although it is important to note that these factors could be material to our results computed in accordance with GAAP.
Conference Call Information:
DigitalOcean will host a conference call today, August 5, 2025, at 8:00 a.m. ET to review its results. The conference call and presentation can be accessed by registering for the webcast at https://events.q4inc.com/attendee/746445668. A live webcast and replay of the conference call in addition to the presentation can be accessed from the DigitalOcean investor relations website at http://investors.digitalocean.com.
About DigitalOcean

DigitalOcean is the simplest scalable cloud platform that democratizes cloud and AI for digital native enterprises around the world. Our mission is to simplify cloud and AI so builders can spend more time creating software that changes the world. More than 600,000 customers trust DigitalOcean to deliver the cloud, AI, and ML infrastructure they need to build and scale their organizations. To learn more about DigitalOcean, visit www.digitalocean.com.
Forward‑Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our performance, including but not limited to statements in the section titled “Financial Outlook.” The forward-looking statements contained in this release and the accompanying earnings call referenced in this release are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to: (1) fluctuations in our financial results make it difficult to project future results; (2) our ability to sustain profitability in the future; (3) our ability to expand usage of our platform by existing customers and/or attract new customers and/or retain existing customers; (4) the speed at which the market for our platform and solutions develops; (5) the success of the development and use of our artificial intelligence and machine learning (AI/ML) product offerings or use of third-party AI/ML-based tools; (6) our ability to release updates and new features to our platform and adapt and respond effectively to rapidly changing technology or customer needs; (7) our ability to control costs, including our operating expenses, and the timing of payment for expenses; (8) the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges; (9) breaches in our security measures allowing unauthorized access to our platform, our data, or our customers’ data; (10) the competitive markets in which we participate; (11) our ability to effectively integrate and retain new members of our executive leadership team and senior management; (12) the effects of acquisitions and their integration; (13) general market, political, economic, and business conditions, including changes in trade policies, such as trade wars, tariffs and other restrictions or the threat of such actions; (14) the impact of new accounting pronouncements; (15) our ability to control fraudulent registrations and usage of our platform, reduce bad debt and lessen capacity constraints on our data centers, servers and equipment; and (16) our customers’ ability to have continued and unimpeded access to our platform, including as a result of evolving laws and industry standards.

Further information on these and additional risks, uncertainties, assumptions and other factors that could cause actual results or outcomes to differ materially from those included in or contemplated by the forward-looking statements contained in this release are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings and reports we make with the SEC.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur. The forward-looking statements made in this release relate only to events as of the date on which the statements are made. We assume no obligation to, and do not currently intend to, update any such forward-looking statements after the date of this release.
About Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we provide investors with non-GAAP financial measures including: (i) adjusted EBITDA and adjusted EBITDA margin; (ii) non-GAAP net income and non-GAAP diluted net income per share; and (iii) adjusted free cash flow and adjusted free cash flow margin. These measures are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, adjusted free cash flow is not a substitute for cash provided by operating activities. Additionally, the utility of adjusted free cash flow as a measure of our financial performance and liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. Our calculations of each of these measures may differ from the calculations of measures with the same or similar titles by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider each of these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable financial measure calculated in accordance with GAAP and our other GAAP results. A reconciliation of each of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is set forth in the tables in the section “Reconciliation of GAAP to Non-GAAP Data.”

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income attributable to common stockholders, adjusted to exclude depreciation and amortization, stock-based compensation, interest expense, acquisition related compensation, acquisition and integration related costs, income tax expense (benefit), restructuring and other charges, restructuring related charges, impairment of certain long-lived assets, interest income and other income, net, revaluation of warrants, loss on extinguishment of debt, release of a VAT reserve, and other charges. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We believe that adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, evaluating our operating performance, and for internal planning and forecasting purposes.
Our calculation of adjusted EBITDA and adjusted EBITDA margin may differ from the calculations of adjusted EBITDA and adjusted EBITDA margin by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including our net income attributable to common stockholders and other GAAP results.
Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share
We define non-GAAP net income as net income attributable to common stockholders, excluding stock-based compensation, acquisition related compensation, amortization of acquired intangibles, acquisition and integration related costs, restructuring and other charges, restructuring related charges, impairment of certain long-lived assets, loss on extinguishment of debt, revaluation of warrants, release of a VAT reserve, and other charges. We define non-GAAP diluted net income per share as non-GAAP net income divided by the weighted-average diluted shares outstanding, which includes the potentially dilutive effect of our stock options, RSUs, PRSUs, and Convertible Notes.
We believe non-GAAP diluted net income per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of unusual or non-recurring items from period to period for reasons unrelated to overall operating performance.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as Net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets, and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue.
We believe that adjusted free cash flow and adjusted free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our core operations that can be used for strategic initiatives, including investing in our business and selectively pursuing acquisitions and strategic investments. We further believe that historical and future trends in adjusted free cash flow and adjusted free cash flow margin, even if negative, provide useful information about the amount of Net cash provided by operating activities that is available (or not available) to be used for strategic initiatives. One limitation of adjusted free cash flow and adjusted free cash flow margin is that they do not reflect our future contractual commitments. Additionally, adjusted free cash flow does not represent the total increase or decrease in our cash balance for a given period.
Key Business Metrics:
We utilize the key metrics set forth below to help us evaluate our business and growth, identify trends, formulate financial projections and make strategic decisions.
Customers
We calculate customer count as the average number of customers as of the last day of the month for each month in the most recent quarter. Customers are classified in the following categories based on the amount of their spend in a given month and individual customers may fall within different categories within a reporting period:

•Testers: users that both (i) spend less than or equal to $50 in a month and (ii) have been on our platform for three months or less.
•Learners: users that both (i) spend less than or equal to $50 in a month and (ii) have been on our platform for more than three months.
•Builders: users that spend more than $50 and less than or equal to $500 in a month.
•Scalers: users that spend more than $500 and less than or equal to $8,333 in a month.
•Scalers+: users that spend more than $8,333 in a month.
We refer to our Builders, Scalers and Scalers+ customers collectively as our Higher Spend Customers.
ARPU
We calculate ARPU on a monthly basis as our total revenue from Learners, Builders, Scalers and Scalers+ in that period divided by the total number of Learners, Builders, Scalers and Scalers+ customers determined as of the last day of that month. For a quarterly or annual period, ARPU is determined as the weighted average monthly ARPU over such three or 12-month period.
ARR
We calculate ARR by multiplying the revenue for the most recent quarter by four. For our ARR calculations, we include the total revenue from all customers, including Testers, Learners, Builders, Scalers, and Scalers+.
Net Dollar Retention Rate
We calculate net dollar retention rate monthly by starting with the revenue from all customers, including Testers, Learners, Builders, Scalers and Scalers+ for our IaaS and PaaS/SaaS offerings during the corresponding month 12 months prior, or the Prior Period Revenue. We then calculate the revenue from these same customers as of the current month, or the Current Period Revenue, including any expansion and net of any contraction or attrition from these customers over the last 12 months. The calculation also includes revenue from customers that generated revenue before, but not in, the corresponding month 12 months prior, but subsequently generated revenue in the current month and are therefore reflected in the Current Period Revenue. We include this group of re-engaged customers in this calculation because some of our customers use our platform for projects that stop and start over time. We then divide the total Current Period Revenue by the total Prior Period Revenue to arrive at the net dollar retention rate for the relevant month. For a quarterly or annual period, the net dollar retention rate is determined as the average monthly net dollar retention rates over such three or 12-month period.
Other Metrics:
Remaining Performance Obligation
Remaining performance obligation (“RPO”) represents commitments in customer contracts for future services that have not yet been recognized in the condensed consolidated financial statements. We have applied the optional exemption to exclude contracts with an original expected term of one year or less from this amount. RPO is not necessarily indicative of future revenue growth because it does not account for the timing of customers’ consumption or their usage beyond their contracted capacity. Additionally, RPO may increase when customers transition from usage-based to commitment-based agreements, which does not always reflect incremental revenue growth. RPO is influenced by a number of factors, including the timing and size of renewals, the timing and size of purchases of additional capacity and average contract term. Due to these factors, it is important to review RPO in conjunction with revenue and other financial metrics contained in this release and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings and reports we make with the SEC.

Investor Contact
Melanie Strate
investors@digitalocean.com
Media Contact
Ken Lotich
press@digitalocean.com

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$387,745	$428,446
Accounts receivable, less allowance for credit losses of $6,066 and $5,940, respectively	81,260	72,486
Prepaid expenses and other current assets	40,768	40,786
Total current assets	509,773	541,718

Property and equipment, net	465,521	432,544
Restricted cash	1,747	1,747
Goodwill	348,674	348,674
Intangible assets, net	109,332	117,718
Operating lease right-of-use assets, net	269,133	187,877
Deferred tax assets	586	200
Other assets	15,042	8,537
Total assets	$1,719,808	$1,639,015

Current liabilities:
Accounts payable	$31,349	$54,565
Accrued other expenses	34,764	38,156
Deferred revenue	11,264	5,397
Operating lease liabilities, current	98,223	75,785
Other current liabilities	48,931	47,052
Total current liabilities	224,531	220,955

Deferred tax liabilities	4,580	4,123
Long-term debt	1,489,164	1,485,366
Operating lease liabilities, long-term	176,196	130,431
Other long-term liabilities	554	1,095
Total liabilities	1,895,025	1,841,970

Preferred stock ($0.000025 par value per share; 10,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2025 and December 31, 2024)	—	—
Common stock ($0.000025 par value per share; 750,000,000 shares authorized; 91,114,675 and 92,234,517 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	2	2
Additional paid-in capital	8,883	57,282
Accumulated other comprehensive loss	(591)	(1,497)
Accumulated deficit	(183,511)	(258,742)
Total stockholders’ deficit	(175,217)	(202,955)

Total liabilities and stockholders’ deficit	$1,719,808	$1,639,015

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$218,700	$192,476	$429,403	$377,206
Cost of revenue(1)	87,755	78,328	169,014	153,910
Gross profit	130,945	114,148	260,389	223,296
Operating expenses:
Research and development(1)	39,644	32,984	79,238	65,911
Sales and marketing(1)	19,288	17,997	38,689	36,907
General and administrative	36,394	40,839	69,201	86,612
Total operating expenses	95,326	91,820	187,128	189,430

Income from operations	35,619	22,328	73,261	33,866

Other income (expense):
Interest expense	(2,239)	(2,321)	(4,447)	(4,625)
Loss on extinguishment of debt	(269)	—	(269)	—
Interest income and other income, net	9,337	4,802	15,283	9,823
Other income, net	6,829	2,481	10,567	5,198

Income before income taxes	42,448	24,809	83,828	39,064
Income tax expense	(5,421)	(5,671)	(8,597)	(5,787)
Net income attributable to common stockholders	$37,027	$19,138	$75,231	$33,277
Net income per share attributable to common stockholders
Basic	$0.41	$0.21	$0.82	$0.37
Diluted	$0.39	$0.20	$0.77	$0.35
Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	91,097	91,318	91,538	91,049
Diluted	100,617	93,832	101,521	94,005
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(1)Amounts for the three and six months ended June 30, 2024 have been recast to conform with current period presentation. Refer to Note 2. Summary of Significant Accounting Policies, Prior Period Reclassification, in Item 8. in the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net income attributable to common stockholders	$75,231	$33,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,975	65,016
Stock-based compensation	40,513	44,710
Provision for expected credit losses	8,607	7,985
Operating lease right-of-use assets and liabilities, net	(13,816)	1,423
Loss on extinguishment of debt	269	—
Net accretion of discounts and amortization of premiums on investments	—	2,569
Non-cash interest expense	4,005	3,988
Impairment of certain long-lived assets	—	356
Other	(7,853)	361
Changes in operating assets and liabilities:
Accounts receivable	(17,064)	(13,234)
Prepaid expenses and other current assets	1,201	(4,346)
Accounts payable and accrued expenses	(3,029)	(3,655)
Deferred revenue	5,867	1,462
Other assets and liabilities	631	(1,879)
Net cash provided by operating activities	156,537	138,033

Investing activities
Capital expenditures - property and equipment	(95,160)	(75,534)
Capital expenditures - internal-use software development	(3,412)	(4,046)
Purchase of intangible assets	(1,835)	—
Maturities of marketable securities	—	91,675
Net cash (used in) provided by investing activities	(100,407)	12,095

Financing activities
Payment of debt issuance costs	(4,081)	—
Proceeds related to the issuance of common stock under equity incentive plan	2,771	7,948
Proceeds from the issuance of common stock under employee stock purchase plan	2,660	2,231
Principal repayments of finance leases	(2,733)	(2,720)
Employee payroll taxes paid related to net settlement of equity awards	(16,294)	(13,469)
Repurchase and retirement of common stock including related costs	(79,199)	(18,183)
Net cash used in financing activities	(96,876)	(24,193)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	45	(61)
(Decrease) increase in cash, cash equivalents and restricted cash	(40,701)	125,874
Cash, cash equivalents and restricted cash - beginning of period	430,193	318,983
Cash, cash equivalents and restricted cash - end of period	$389,492	$444,857

DIGITALOCEAN HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2025	2024	2025	2024
GAAP Net income attributable to common stockholders	$37,027	$19,138	$75,231	$33,277

Adjustments:
Depreciation and amortization	32,765	33,129	61,975	65,016
Stock-based compensation(1)	21,081	21,833	40,513	44,563
Interest expense	2,239	2,321	4,447	4,625
Acquisition related compensation	—	3,716	—	8,246
Acquisition and integration related costs	—	(19)	—	—
Income tax expense	5,421	5,671	8,597	5,787
Loss on extinguishment of debt	269	—	269	—
Restructuring related charges(1)(2)	—	243	—	3,863
Impairment of certain long-lived assets	—	356	—	356
Interest income and other income, net(3)	(9,337)	(4,802)	(15,283)	(9,823)
Adjusted EBITDA	$89,465	$81,586	$175,749	$155,910
As a percentage of revenue:
Net income margin	17%	10%	18%	9%
Adjusted EBITDA margin	41%	42%	41%	41%
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(1)For the six months ended June 30, 2024, non-GAAP stock-based compensation excludes $0.1 million as it is presented in restructuring related charges.
(2)For the three and six months ended June 30, 2024, primarily consists of executive reorganization charges.
(3)For the three and six months ended June 30, 2025, primarily consists of interest income from our cash and cash equivalents. For the three and six months ended June 30, 2024, primarily consists of interest and accretion income from our cash and cash equivalents and marketable securities.

Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share amounts)	2025	2024	2025	2024
GAAP Net income attributable to common stockholders	$37,027	$19,138	$75,231	$33,277
Stock-based compensation(1)	21,081	21,833	40,513	44,563
Acquisition related compensation	—	3,716	—	8,246
Amortization of acquired intangible assets	5,031	5,735	10,228	11,470
Acquisition and integration related costs	—	(19)	—	—
Loss on extinguishment of debt	269	—	269	—
Restructuring related charges(1)(2)	—	243	—	3,863
Impairment of certain long-lived assets	—	356	—	356
Non-GAAP income tax adjustment(3)	(5,593)	(3,397)	(12,977)	(11,423)
Non-GAAP Net income	$57,815	$47,605	$113,264	$90,352

Non-cash charges related to convertible notes(4)	$1,596	$1,588	$3,191	$3,174
Non-GAAP Net income used to compute net income per share, diluted	$59,411	$49,193	$116,455	$93,526

GAAP Net income per share attributable to common stockholders, diluted	$0.39	$0.20	$0.77	$0.35
Stock-based compensation(1)	0.21	0.21	0.40	0.44
Acquisition related compensation	—	0.04	—	0.08
Amortization of acquired intangible assets	0.05	0.06	0.10	0.11
Acquisition and integration related costs	—	—	—	—
Loss on extinguishment of debt	—	—	—	—
Restructuring related charges(1)(2)	—	—	—	0.04
Impairment of certain long-lived assets	—	—	—	—
Non-cash charges related to convertible notes(4)	0.02	0.02	0.03	0.03
Non-GAAP income tax adjustment(3)	(0.08)	(0.03)	(0.15)	(0.11)
Non-GAAP Net income per share, diluted(5)	$0.59	$0.48	$1.15	$0.91

GAAP Weighted-average shares used to compute net income per share, diluted	100,617	93,832	101,521	94,005
Weighted-average dilutive effect of potentially dilutive securities	—	8,403	—	8,403
Non-GAAP Weighted-average shares used to compute net income per share, diluted	100,617	102,235	101,521	102,408
______________
(1)For the six months ended June 30, 2024, non-GAAP stock-based compensation excludes $0.1 million as it is presented in restructuring related charges.
(2)For the three and six months ended June 30, 2024, primarily consists of executive reorganization charges.
(3) For the periods in fiscal year 2025 and 2024, we used a tax rate of 16%, which we believe is a reasonable estimate of our long-term effective tax rate applicable to non-GAAP pre-tax income for each respective year.
(4) Consists of non-cash interest expense for amortization of deferred financing fees related to the Convertible Notes.

(5) May not foot due to rounding.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2025	2024	2025	2024
GAAP Net cash provided by operating activities	$92,447	$71,340	$156,537	$138,033
Adjustments:
Capital expenditures - property and equipment	(33,197)	(31,869)	(95,160)	(75,534)
Capital expenditures - internal-use software development	(1,383)	(2,483)	(3,412)	(4,046)
Purchase of intangible assets	(852)	—	(1,835)	—
Restructuring and other charges	—	—	64	61
Restructuring related charges(1)	—	437	—	4,630
Acquisition related compensation	—	—	—	8,326
Acquisition and integration related costs	—	4	—	302
Adjusted free cash flow	$57,015	$37,429	$56,194	$71,772
As a percentage of revenue:
GAAP Net cash provided by operating activities	42%	37%	36%	37%
Adjusted free cash flow margin	26%	19%	13%	19%
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(1)For the three and six months ended June 30, 2024, primarily consists of executive reorganization charges.